EX-99.B(j)ificonsnt

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 35 to Registration Statement No. 33-45961 on Form N-1A of our report dated May 17, 2007, relating to the financial statements and financial highlights of Ivy Funds, Inc. including Asset Strategy Fund, Capital Appreciation Fund, Core Equity Fund, Energy Fund, High Income Fund, Large Cap Growth Fund, Limited-Term Bond Fund, Mid Cap Growth Fund, Money Market Fund, Municipal Bond Fund, Science and Technology Fund, and Small Cap Growth Fund, appearing in the Annual Report on Form N-CSR of Ivy Funds, Inc. for the year ended March 31, 2007, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Custodial and Auditing Services" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
July 25, 2007